ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of March 9, 2004 by and among P.T. Centers Inc., a subsidiary of Taurus Entertainment Inc.,a Texas corporation ("Buyer") Frank Wiley and Michael Yant (“Seller”). Buyer and Sellers are collectively referred to herein as the “Parties.”

WHEREAS, Seller owns and operates physical rehabilitation clinics in the State of Mississippi, specifically the Mississippi Central Clinic located at 514 B. Woodrow Wilson in Jackson, Mississippi, and the Canton Rehabilitation Clinic located at 1863 Hwy 43 in Canton, Mississippi (collectively, the "Clinics");

WHEREAS, Buyer desires to purchase all of the assets of the Clinics and assume certain specified liabilities of the Clinics upon closing of a purchase of such operations;

WHEREAS, Seller desires to sell such assets as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants herein contained, the Parties hereby stipulate and agree as follows:

SECTION 1

DEFINITIONS

Certain capitalized terms used in this Agreement have the meanings specified in the Glossary attached hereto. Other terms may be defined elsewhere in the body of this Agreement and shall have the meaning indicated throughout this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

SECTION 2

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1   Acquired Assets. On the Closing Date, in accordance with this Agreement, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase, all of the properties, assets and other rights, personal or mixed, tangible or intangible, owned or leased by or licensed to Seller and associated with the Clinics (the "Acquired Assets") which shall include, but not be limited to:

(a)   All accounts receivable, prepaid accounts, notes receivable, Medicaid receivables or other receivables of the Clinics (the "Accounts Receivable"), including rights to all files and documentation substantiating Seller's rights to said Accounts Receivable in sufficient form to effect an efficient collection of said Accounts Receivable, including, but not limited to, those Accounts Receivable listed on Schedule 2.1(a) hereto (collectively, the “Acquired Receivables”);

(b)   All agreements, contracts, understandings, plans, obligations and commitments relating to or entered into by Seller in connection with the Clinics including, but not limited to, the agreements listed on Schedule 2.1(b) hereto (the "Acquired Contracts");

(c)   All Equipment owned by Seller and used or useable in connection with the Clinics, including all equipment and property of the Clinics as listed on Schedule 2.1(c);

(d)   All cash, bank accounts, certificates of deposit, and Cash Equivalents of Seller associated with the Clinics;

(e)   All right, title and interest of the Seller in and to all deposits, prepaid expenses, Medicaid reimbursements, deferred charges, advance payments, customer advances and prepayments of Seller, and all right, title and interest of Seller in escrow accounts and deposits associated with the Clinics;

(f)   To the extent transferable under applicable law, all federal, state and local permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, rights of other kind and character which are required by law or are used in connection with the operation of the Clinics, including, without limitation, Seller's license to operate as a Medicare provider;

(g)   All insurance proceeds and insurance claims of the Seller, relating to all or any part of the Clinics and, to the extent transferable by the Seller, the benefit of and the right to enforce the covenants and warranties, if any, which the Seller is entitled to enforce with respect to the Clinics or the Acquired Assets;

(h)   Copies or originals of all books, records, papers and instruments of whatever nature and wherever located which (i) relate to the Clinics or the Acquired Assets, (ii) are used or usable by the Seller in connection with the Clinics, or (iii) are required or necessary in order for the Buyer to conduct operations of the Clinics from and after the Closing in the manner in which it is presently being conducted, including, without limitation, accounting and financial records, personnel and labor relations records, sales and property tax records and returns, Medicare records, customer lists, sales records and other customer data relating to the Clinics and all of the Seller’s supplier lists and other supplier data relating to the purchase of equipment and other supplies used in connection with the Clinics, but excluding income tax records and returns and corporate minute book and stock records; and

(i)   All of the going concern value of the Clinics, including, but not limited to, the use of the names of the Clinics and any trademark rights or other rights in the names of the Clinics.

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2.2   Purchase Price. In consideration of the sale, assignment, and delivery of the Acquired Assets, the Buyer shall (i) execute and deliver to Seller an Unsecured Subordinated Promissory Note for $250,000 due 12 months from the close date and 600,000 shares of common stocks, (ii) assume and agree to pay the liabilities of the Clinics that arise on or after the Closing Date as provided in Section 1.3; and (iii) assume and agree to perform the Acquired Contracts on or after the Closing Date.

2.3   Assumed Liabilities. The Acquired Assets shall be sold and conveyed to Buyer free and clear of all Liens. On and after the Closing Date, Buyer will assume and agree to pay, perform and otherwise discharge as the same shall become due in accordance with their respective terms, only those liabilities and obligations associated with the Clinics which accrue on or after the Closing Date (the “Assumed Liabilities”).

2.4   Liabilities Not Assumed. Except as set forth in Section 2.3, Buyer hereby assumes no other liabilities or obligations of Seller, including, without limitation, no liabilities, claims or actions alleging or relating to any tort, product liability, Medicare claims, environmental liability, Taxes, or breach of contract, warranty or otherwise seeking damages relating to the operation of the Clinics prior to the Closing Date, whether accruing before, on or after the Closing Date (the “Non-Assumed Liabilities”), all of which, to the extent they exist from and after the Closing shall be retained by the Seller.

2.5   Procedures before Closing. The Parties shall cooperate fully in an orderly transition of the Acquired Assets and shall establish mutually agreeable procedures to appropriately effect the transfer of the Acquired Assets (including the Acquired Contracts) to Buyer.

SECTION 3

PRE-CLOSING COVENANTS OF SELLERS

3.1   New Transactions; Consent. Seller agree to carry on the operations of the Clinics diligently and in substantially the same manner as it has previously been carried out, and shall not make agreements to any unusual or novel methods of operation that will vary materially from those methods used by the Seller prior to the date hereof. Seller, will not, without Buyer's prior written consent, do or agree to do any of the following acts from the date hereof until the Closing Date:

(a)   Enter into any contract, commitment or transaction in connection with Clinics or affecting the Acquired Assets that is not in the Ordinary Course of Business;

(b)   Enter into any contract, commitment or transaction in connection with the Clinics involving an amount exceeding $500 individually;

(c)   Make any capital expenditures relating to the Clinics in excess of $500 for any single item or $2,500 in the aggregate, or enter into any lease of capital equipment or property in connection with the Clinics;

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(d)   Dispose of any capital assets used or useable in connection with the Clinics;

(e)   Waive or compromise any right of claim of Seller in connection with the Clinics in excess of $500 individually and $2,500 in the aggregate;

(f)   Mortgage, pledge, or subject the Acquired Assets to any Lien;

(g)   Amend, modify or terminate any Acquired Contract;

(h)   Increase or agree to increase the salary or the compensation payable or to become payable by Seller to any of its officers, directors or employees, or declare, pay or commit or otherwise obligate themselves for the payment of any bonus or other additional salary or additional compensation to any such Person;

(i)   Change any accounting method or practice;

(j)   File or consent to the filing of a bankruptcy or similar petition with respect to the Seller;

(k)   Enter into any arrangement or agreement that would not permit or could adversely affect the consummation of the transactions contemplated by this Agreement;

(l)   Take any action or omit to take any action, which omission or action would result in a breach or any of the representations and warranties set forth in this Agreement; or

(m)   Agree or otherwise commit to take any action which if taken prior to the Closing Date would cause a breach or violation of this Section 3.1.

3.2   Compliance With and Performance of Agreement and Laws. From and after the date hereof until the Closing Date, the Seller shall:

(a)   Subject to the provisions of Section 3.1, perform all acts to be performed by it as contemplated by this Agreement and that may be necessary to be performed by it to keep this Agreement and the transactions contemplated by this Agreement from (i) violating any Laws, or (ii) resulting in the creation of any Lien upon any of the Acquired Assets; and

(b)   Refrain from taking any action that would in any way prevent or invalidate the consummation of the transactions contemplated by this Agreement, or that would cause or permit this Agreement and the consummation of the transactions contemplated by this Agreement to (i) violate any Law, or (ii) result in the creation of any Lien upon any of the Acquired Assets.

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3.3   Maintenance of Assets. From and after the date hereof until the Closing Date, Sellers shall make all repairs and replacements to the Equipment to be acquired by Buyer hereunder, necessary to preserve such Equipment in normal operating condition, fair wear and tear excepted, in accordance with the customary practice of Sellers.

3.4   Business Relationships. From and after the date hereof until the Closing Date, Seller shall employ its best efforts to preserve intact, subject to the provisions of Section 3.1, the existing relationships of Seller with suppliers, customers, employees and others having business relationships with Seller in connection with the Clinics.

3.5   Notice of Default, etc. From and after the date hereof until the Closing Date, Seller shall give written notice to Buyer promptly after Seller obtains knowledge of the occurrence, or promptly after the receipt by Seller of any notice or claim alleging the occurrence, of:

(a)   Any breach or default, or event which with notice, the passage of time or both might constitute a breach or default, with respect to any Acquired Contract;

(b)   Any damage or loss reasonably estimated to exceed $500 with respect to the Acquired Assets;

(c)   Any material claim, action, arbitration, litigation, or administrative proceeding initiated or, to its knowledge, Threatened against Seller which could result in a Material Adverse Effect with respect to the operations or business of the Clinics; or

(d)   Any event or omission which could result in (i) any of Seller's representations and warranties in Section 5 of this Agreement being or becoming inaccurate or (ii) the creation of any Lien on any of the Acquired Assets.

3.6   Insurance; Loss. From and after the date hereof until the Closing Date, Seller shall maintain insurance with reputable insurance companies, to the extent and in the manner maintained as of the Effective Date, on Acquired Assets, and Seller shall bear the risk of any loss or damage with respect to any Acquired Assets arising from any event occurring on or prior to the Closing Date. In the event of any loss or damage, whether or not insured, on or prior to the Closing Date to any of the Acquired Assets, Buyer at its option may:

(a)   Require Seller to pay over to Buyer all proceeds of insurance received by it or any of it's Affiliates with respect to such loss or damage and assign to Buyer all rights of Seller or any of it's Affiliates to receive any insurance proceeds to be paid with respect to such loss or damage; or

(b)   Refuse to accept delivery of such damaged Acquired Assets and reduce the promissory note payable pursuant to Section 2.2 by an amount equal to the net book value of such damaged Acquired Asset, as determined by Buyer in its sole discretion; provided that if any such loss or damage, or the aggregate losses or damages hereunder, shall, in Buyer’s judgment, result in a Material Adverse Effect on the operations or business of the Clinics, Buyer at its option by giving written notice to Seller may (without incurring any liability of any kind or nature whatsoever) terminate this Agreement and all of Buyer's obligations under this Agreement.

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3.7   Full Access. From and after the date hereof until the Closing Date, Seller shall permit Buyer and its authorized representatives, at all reasonable times, to enter on the premises where the Clinics are located to inspect the Acquired Assets, and to examine and make extracts from and copies of all books, documents (including without limitation all existing surveys, contracts, title documents, abstracts and opinions, lien filings and searches, papers filed in any judicial or administrative proceeding or with any public authority, demands, notices, correspondence and memoranda), records, financial information (including work papers, formal "management letters" and informal audit comments of Seller’s independent public accountants, as well as internal audit reports from the internal auditors of Seller) and operations data, relating to the Acquired Assets. Seller shall cause its personnel to assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, employees and other representatives to be available to Buyer for such purposes.

3.8   Other Matters. Seller shall cooperate at it's own expense with Buyer, both before and after the Closing, to the extent Buyer may reasonably request, in the defense of any proceeding seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

3.9   Taxes. Sellers shall pay, and shall be responsible for paying, all Taxes with respect to any of the Acquired Assets or the Clinics that relate to or arise from the period prior to the Closing Date, whether such Taxes shall be due and payable before or after the Effective Date.

3.10   Employees. Seller shall provide Buyer and its representatives with reasonable access to its employees whose services are used in connection with the operations of the Clinics (the “Employees”) to facilitate the smooth transition of such Employees from Sellers to Buyer. Seller shall use it's best efforts to cause such Employees that are offered employment by Buyer to agree to be employed by Buyer and to execute a non-competition agreement in form and substance acceptable to Buyer.

3.11   Trade Payables. Trade payables incurred for services performed or material and other items received prior to the Closing Date shall be the responsibility of Sellers and paid within their terms. Trade payables received after Closing but incurred for services performed or material and other items provided before Closing will be paid by Buyer with Sellers’ review and approval and any such amounts will either be deducted from note payable in Section 2.2 or paid by Seller.

SECTION 4

COVENANTS OF BUYER

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4.1   Compliance With Agreement and Laws. From and after the date hereof until the Closing Date, Buyer shall perform all acts to be performed by it as required by the Agreement and that may be necessary to be performed by it to keep this Agreement and the transactions contemplated by this Agreement from violating any Laws.

4.2   Other Matters. Buyer shall cooperate at its expense with Seller, both before and after the Closing, to the extent Seller may reasonably request, in the defense of any proceeding seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, jointly and severally, represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct through the Closing as if made on and as of the Closing Date:

5.1   Corporate Standing; Subsidiaries. Seller is a ______________ duly [incorporated/organized], validly existing and in good standing under the laws of the jurisdiction of its incorporation with the power to own its respective assets and carry on its business as presently conducted. Seller is duly qualified to do business and is in good standing in each state or other jurisdiction where such qualification is required. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.

5.2   Authority. Seller has the power and authority to execute, deliver and perform this Agreement and all other instruments and documents required or contemplated to be executed, delivered and performed by them under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action of Seller's respective [Board of Directors and shareholders], (ii) do not and will not require the approval of any Person whose approval has not been obtained, (iii) do not and will not contravene Seller's [certificates of incorporation or bylaws], (iv) do not and will not contravene, conflict with, result in a violation (or any occurrence which by notice or passage of time or both would constitute a violation) of, or entitle any party to terminate, accelerate or declare a default with respect to, any contract, mortgage, franchise, deed of trust, lease, license or agreement of Seller, or any rule, regulation, order, writ or decree applicable to Seller, (v) do not and will not result in the creation or imposition of any Lien upon any of the Acquired Assets, and (vi) will not result in the violation of any Laws.

5.3   Valid and Binding Obligations. This Agreement and each of the documents and instruments to be executed by Seller and delivered to Buyer pursuant to this Agreement when so delivered will constitute Seller's legal, valid and binding obligations enforceable in accordance with the respective terms of each such Agreement, document or instrument.

5.4   Financial Statements; Public Reports. Attached as Schedule 5.4 to this Agreement are true, accurate and complete copies of the Financial Statements. Except as noted herein or therein, the Financial Statements have been prepared in conformity with GAAP consistently followed by Seller, as the case may be, throughout the period indicated, and truly, accurately and fairly present the financial position, assets, liabilities and retained earnings of Seller as of the respective dates of the Financial Statements, and the results of their operations for the respective periods indicated. There are no liabilities, direct or indirect, fixed or contingent, of Seller which are not reflected on the Financial Statements, nor has Seller incurred, after the date of the Financial Statements, any material liability, direct or indirect, fixed or contingent.

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5.5   Absence of Changes. Since March 9, 2004, there has not been any change in the financial condition or operations of Seller which have had or may have a Material Adverse Effect on the operations or business of the Clinics, and, since March 9, 2004, there have not been any developments with respect to any competitors of the Seller which have had or may have a Material Adverse Effect on the operations or business of the Clinics.

5.6   Tax Returns. Seller has duly and timely filed Tax Returns required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all Taxes (including penalties and interest) which have or may become due pursuant to such Tax Returns and any assessments which have been received by them or otherwise. All such Tax Returns fairly reflect the Taxes of Seller in all material respects for the periods covered thereby. Seller is not delinquent in the payment of any Tax, assessment or governmental charge. There is no tax deficiency or delinquency asserted against Seller and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller that could be asserted by any taxing authority, nor any material violation of any federal, state, local or foreign tax Law. No Internal Revenue Service audit of Seller is pending or to the knowledge of Seller has been threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has committed no knowing or willful violation of any Tax Laws. All monies required to be withheld by Seller from employees or collected from customers for Taxes, and the portion of any such Taxes to be paid by Seller to governmental agencies, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or such monies have been approved, reserved against and entered upon the books of Seller. There are no disputes as to Taxes payable by Seller.

5.7   Accounts and Notes Receivable. Schedule 2.1(a) sets forth a complete list of all Accounts Receivable of Seller resulting from or obtained in connection with the Clinics, and the aging thereof. Except as otherwise provided in Schedule 2.1(a), each of the Accounts Receivable is valid, genuine and due and payable within thirty (30) days from the date of billing, to the extent arising solely out of a completed bona fide sale and delivery of goods, performance or services or other business transaction in the Ordinary Course of Business and no further act on the part of Seller is required to make such Account Receivable payable by the customer

5.8   Real Property. Schedule 5.8 to this Agreement contains a complete and accurate summary legal description of each parcel of real property leased to Seller that is used in connection with the operations of the Clinics. All leases listed on Schedule 5.8 are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

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5.9   Equipment. Schedule 2.1(c) to this Agreement is a complete and accurate schedule describing and specifying the location of all Equipment owned by, in the possession of Seller, and used or useable in connection with the Clinics. All items of such Equipment (i) are in good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purposes for which they are being used in the Clinics without present need for repair or replacement, (iii) to the best knowledge and belief of the Seller, conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to enable the Seller to engage in commercial operation of the Clinics on a continuous basis.

5.10   Compliance with Laws. Seller has complied with all Laws and orders of regulatory agencies relating to the operation of the Clinics. There has been no action instituted or Threatened against Seller by any governmental entity, board, bureau, agency, instrumentality or other tribunal for any violation of any Laws or orders of regulatory agencies in connection with the operations or business of the Clinics.

5.11   Benefit Plans. Seller does not have any pension, profit-sharing, savings, bonus, incentive, insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the ERISA in which any of its Employees participate.

5.12   Title and Liens. Seller has good and marketable title to the Acquired Assets, free and clear of all Liens. Upon consummation of the transactions contemplated hereby, Buyer shall receive good, valid and marketable title to the Acquired Assets.

5.13   Insurance. Schedule 5.13 is a list of all insurance policies relating to the Clinics. During the past five (5) years, no application for insurance with respect to the Clinics has been denied for any reason. Since March 9, 2004, no loss or damage has occurred that has resulted in material damage to any of the Acquired Assets, or which has materially impaired the use of any of such Acquired Assets, whether or not such event has been insured against.

5.14   Material Contracts. Schedule 5.14 lists all of the following types of contracts relating to the Clinics to which either Seller is a party or by which any of the Acquired Assets are bound or pursuant to which Seller receives a benefit or owes an obligation (such contracts collectively referred to as the “Material Contracts”)”

(a)   All contracts or subcontracts pursuant to which Seller currently performs, or is obligated to perform in the future, services;

(b)   All employment, retention, change in control, severance or other management contracts and contracts with employees, independent contractors or consultants (or similar arrangements) to which any Seller or any Employee is a party and all collective bargaining agreements applicable to Employees;

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(d)   All unexpired leases, subleases or licenses under which the Seller currently holds any leasehold or other interest or right to the use thereof or pursuant to which the Seller has assigned, sublet or granted any rights therein and any contract for the purchase or sale of real property;

(e)   All contracts or agreements with any governmental agency or body;

(f)   Loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts or obligations contingent or otherwise relating to the borrowing of money or obtaining of or extension of credit to Seller; and

(k)   Contracts that are otherwise material to the operations or business of the Clinics.

Each Material Contract is valid and binding upon Seller and the other party and is in full force and effect according to its terms, and there have been no amendments, modifications or supplements thereto other than such as are specifically listed in Schedule 5.14. Except as set forth on Schedule 5.14, there is no default, and Seller has not received a claim of default, under any Material Contract. All Acquired Contracts are freely assignable to Buyer without consent of any other parties thereto.

5.15   Employees. Sellers have provided for the payment of all salaries and wages accrued to the present to or for the benefit of its Employees and have complied in all respects with all applicable Laws relating to the employment of the Employees, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of such Employees.

5.16   Litigation. There is no claim, action, suit, governmental investigation, or other legal or administrative proceeding pending or Threatened against relating to or potentially material to the Clinics. Seller is not subject to any order, writ, injunction or decree of any court, department, agency or instrumentality, and Seller is not in violation of or in default with respect to any such order, writ, injunction or decree. Seller has obtained all licenses, permits and other governmental authorizations, and made all filings in connection with the Clinics, including all licenses required to operate as a Medicare provider and to receive Medicare reimbursements. Any such licenses, permits and other governmental authorizations are in full force and effect.

5.17   Environmental. The location, occupancy, use and operation of the Acquired Assets and the operation of the Clinics are in compliance with Environmental Laws. The Acquired Assets and the Clinics are not currently under investigation by any governmental agencies under any Environmental Laws. There are no lawsuits or administrative proceedings by third parties or governmental agencies involving health, safety or environmental matters with respect to any of the Acquired Assets or the Clinics. The uses and operations of the Clinics conducted at Seller’s Premises do not involve and have not previously involved the treatment, storage, disposal, incineration or recycling of Hazardous Materials. No Hazardous Materials have been treated, stored, disposed of, incinerated or recycled at or on Seller’s Premises. No Hazardous Materials have been spilled, disposed of, discharged or released on or in Seller’s Premises, or been transported or disposed of at any offsite location. Seller’s Premises have never been used for industrial or commercial operations involving Hazardous Materials. There are no asbestos containing materials on or in any structures, improvements or equipment on or in Seller's Premises.

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5.18   Finder's Fee. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim for any commission, or other fee, against Buyer or Seller.

5.19   Workmen's Compensation Claims. No workmen's compensation claims have arisen in the past two years in connection with the Employees and any former employee of Seller whose services are or were used in connection with the operations of the Clinics.

5.20   Solvency. Seller or its Affiliates, taken individually or as a whole, are not currently insolvent, nor will they be rendered Insolvent by the consummation of the transactions contemplated by this Agreement. In addition, immediately after giving affect to the consummation of the transactions contemplated by this Agreement (i) Seller and its Affiliates will be able to pay their debts as they become due, (ii) the property of the Seller and its Affiliates does not and will not constitute unreasonably small capital, and the Seller and its Affiliates will not have unreasonably small capital and will not have insufficient capital with which to conduct their present or proposed business and (iii) taking into account pending and Threatened litigation, if any, final judgments against the Seller or its Affiliates in actions for money damages are not reasonably anticipated to be rendered at a time, or in amounts such that the Seller or its Affiliates will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).

5.21   Full Disclosure. None of the representations and warranties made by Seller, or made in any certificate or memorandum furnished or to be furnished by Seller, on any of their behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading. Any item disclosed by Seller in this Agreement or its Schedules shall be deemed to be disclosed only in connection with the specific representation to which it is specifically referred.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct through the Closing as if made on and as of the Closing Date:

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6.1   Corporate Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with the power to own its respective assets and carry on its business as presently conducted. Buyer is duly qualified to do business and is in good standing in each state or other jurisdiction where such qualification is required.

6.2   Authority. Buyer has the power and authority to execute, deliver and perform this Agreement and all other instruments and documents required or contemplated to be executed, delivered and performed by it under this Agreement. Such execution, delivery and performance (i) have been duly authorized by all necessary action, (ii) do not and will not require the approval of any Person whose approval has not been obtained, (iii) do not and will not contravene the Regulations of Buyer, (iv) do not and will not contravene, conflict with, result in a violation (or any occurrence which by notice or passage of time or both would constitute a violation) of, or entitle any party to terminate, accelerate or declare a default with respect to any contract of Buyer, and (v) will not result in the violation of any Laws.

6.3   Valid and Binding Obligations. This Agreement and each of the documents and instruments to be executed by Buyer and delivered to Seller pursuant to this Agreement when so delivered will constitute its legal, valid and binding obligations, enforceable in accordance with the respective terms of each such Agreement, document and instrument.
6.4   Full Disclosure. None of the representations and warranties made by Buyer or made in any certificate or memorandum furnished or to be furnished by Buyer, or on its behalf, contain or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

SECTION 7

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer with respect to the purchase of the Acquired Assets at the Closing are subject to the satisfaction of the following conditions, which may be waived in whole or in part by Buyer in writing to the extent permitted by Law:

7.1   Representations and Warranties Correct. Each representation and warranty of Seller made in or pursuant to this Agreement and any related document or instrument shall be true and correct as of the Effective Date and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

7.2   Covenants Performed. Seller shall have performed and satisfied all covenants and conditions required to be performed or satisfied by them at or prior to the Closing Date pursuant to this Agreement and any document or instrument executed in connection with this Agreement.

7.3   Absence of Litigation. No Proceeding shall have been instituted or Threatened on or prior to the Closing Date seeking to enjoin, restrain, invalidate, prohibit, avoid, set aside or render illegal in whole or in part the consummation of the transactions contemplated by this Agreement.

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7.4   Governmental Approvals. All required governmental filings shall have been made and Buyer shall have received all requisite governmental approvals for the consummation of the transactions contemplated by this Agreement, including approval to transfer the license to operate as a Medicare provider.

7.5   Obligations Discharged. All indebtedness of Seller described and all Non-Assumed Liabilities shall have been satisfied or discharged by Seller, or provision for their satisfaction and discharge shall have been made, to Buyer’s satisfaction, and evidence thereof shall have been provided to Buyer, all at or before the Closing and to Buyer's satisfaction.

7.6   Corporate Approval. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate and [shareholder] approval, and Buyer shall have received copies of all resolutions pertaining to that authorization with respect to Seller.

7.7   Consents. All agreements, consents and approvals of any third parties required to effect the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been received on terms satisfactory to Buyer.

   7.8   Due Diligence. Buyer shall have satisfactorily concluded it’s due diligence investigation of the Acquired Assets and the Clinics.

7.9   Employment and Non-Competition Agreements. Frank Wylie shall have executed and delivered to Buyer an employment agreement and non-competition agreement upon terms satisfactory to Buyer.

7.10   Delivery of Closing Documents. Seller shall have transferred the Acquired Assets and delivered the closing documents specified in Section 9.2 to the Buyer at the Closing.

7.11   Acceptance of Documents. The form and substance of all legal matters contemplated by this Agreement and all documents delivered under this Agreement shall be reasonably satisfactory to Buyer.

SECTION 8

CONDITIONS TO OBLIGATIONS OF SELLERS AND PARENT

The obligations of Seller with respect to the sale of the Acquired Assets at the Closing are subject to the satisfaction of the following conditions, which may be waived in whole or in part by Seller in writing to the extent permitted by Law:

8.1   Representations and Warranties Correct. Each representation and warranty of Buyer made in or pursuant to this Agreement and any related document or instrument shall be true and correct in all respects as of the Effective Date and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

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8.2   Covenants Performed. Buyer shall have performed and satisfied all covenants and conditions required to be performed or satisfied by them on or prior to the Closing Date pursuant to this Agreement and any document or instrument executed in connection with this Agreement.

8.3   Absence of Litigation. No Proceeding shall have been instituted or Threatened on or prior to Closing Date seeking to enjoin, restrain, invalidate, prohibit, avoid, set aside or render illegal in whole or in part the consummation of the transactions contemplated by this Agreement.

8.4   Corporate Approval. The execution and delivery of this Agreement by Buyer, and the performance of its covenants and obligations under it, shall have been duly authorized by the general partner and members (if required), and Seller shall have received copies of all resolutions (if any) pertaining to that authorization with respect to Buyer.

8.5   Delivery of Closing Documents. The Buyer shall have delivered or caused to be delivered all closing documents specified in Section 9.3 to the Seller at the Closing.

SECTION 9

CLOSING

9.1   Closing and Effective Date. Closing of the transactions provided for in this Agreement (the "Closing") shall take place at 9:00 a.m. on June 1, 2004 or at such other time and on such other date as the Parties may agree upon in writing (the "Closing Date"). The closing shall take place at the offices of Taurus Entertainment Inc., Ste. 205, Sugarland, Texas 77479, or at such other place as the Parties may agree upon in writing.

9.2   Delivery by Seller at the Closing. At the Closing, Seller shall deliver to Buyer:

(a)   An Assignment and Assumption Agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the Seller regarding the assignment and assumption of the Assumed Contracts;

(b)   A Bill of Sale in the form of Exhibit C (the "Bill of Sale") and any other instruments in form and substance reasonably required and satisfactory to Buyer and Buyer's counsel and sufficient to convey, transfer and assign to Buyer and effectively vest in Buyer all right, title and interest in all other Acquired Assets, together with possession of the Acquired Assets, duly executed by Seller;

(c)   All consents, approvals, authorizations or orders obtained by Seller;

(d)   Copies of the resolutions, duly adopted by [the Board of Directors of Seller and by the shareholders of Seller], that shall be in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and all instruments and documents contemplated by this Agreement;

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(e)   Simultaneously with the consummation of the transfer as contemplated herein, Seller, through its officers, agents and employees, will put Buyer into full possession and enjoyment of all Acquired Assets;

(f)   All books and records, memoranda, data and other documents related to the Acquired Assets and required to be delivered hereunder;

(g)   A certificate of a reputable Uniform Commercial Code or other search firm to the effect that there are no (i) outstanding financing statements of Seller as debtor covering the Acquired Assets in the Uniform Commercial Code Records of any jurisdiction in which Sellers transact business or in which the Acquired Assets are located or (ii) other Liens (or notices with respect to Liens) affecting the same on file in any jurisdiction in which Seller transacts business or in which the Acquired Assets are located and, in the event such search certificate reflects any outstanding financing statements of Seller covering the Acquired Assets or any other Liens covering the same, appropriate form releases releasing such financing statements or Liens shall be delivered to Buyer at Closing;

(h)   Certificates from the Secretary of State of _________ certifying the due [incorporation/organization] and existence of Seller, [and certificates from the Comptroller of Public Accounts certifying] that Seller has paid all franchise Taxes owed as of the Closing Date; and

(i)   Such other instruments and documents relating to the transactions contemplated by this Agreement as may reasonably be requested by the Buyer.

9.3   Delivery by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller:

(a)   The promissory note provided for in Section 2.2 duly executed by Buyer; and

(b)   The Assignment and Assumption Agreement and Bill of Sale, duly executed by Buyer.

SECTION 10

INDEMNIFICATION

10.1   Indemnification by Seller. Seller shall jointly and severally indemnify, defend and hold harmless Buyer against and in respect of any and all claims, costs, damages, losses, costs, expenses, obligations, liabilities, recoveries, suits, causes of action, and deficiencies, including interest, penalties, reasonable attorneys' fees, and all response and restitution costs, that it shall incur or suffer, which arise, result from or relate to: (i) any breach of, or failure by the other to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the Seller under this Agreement; (ii) any and all debts, liabilities or obligations of Seller, or of or relating to the Acquired Assets or effecting the Buyer's use of the Acquired Assets, whether direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent expressly assumed by Buyer pursuant to the terms of the Assumption Agreement; (iii) all actions, suits, proceedings, demands, assessments, judgments, damages, losses, costs, and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

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10.2   Indemnification by Buyer. Buyer shall indemnify Seller and hold Seller harmless from any against and in respect of any and all claims, costs, damages, losses, costs, expenses, obligations, liabilities, recoveries, suits, causes of action, and deficiencies, including interest, penalties and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the Buyer under this Agreement.
10.3   Third-Party Claims. A Party who is the recipient of an indemnity pursuant to Section 10.1 or 10.2 above (hereinafter the “Indemnified Party”) shall give the Party from whom it receives indemnity pursuant to Section 10.1 or 10.2 above (hereinafter the “Indemnifying Party”) written notice within thirty (30) days of receiving written notice of any loss for which the Indemnified Party is entitled to indemnification pursuant to Section 10.1 or 10.2 (an "Indemnifiable Claim") resulting from the assertion of liability by third parties. The Indemnifying Party shall have thirty days after receipt of notice of an Indemnifiable Claim to (i) cooperate in its defense or (ii) assume its defense with experienced counsel, satisfactory to the Indemnified Party. If, within thirty days of receipt of notice of an Indemnifiable Claim, the Indemnifying Party fails to cooperate or assume such defense, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party.

10.4   Other Claims. The Indemnified Party shall give the Indemnifying Parties written notice of any Indemnifiable Claim other than an Indemnifiable Claim resulting from the assertion of liability by third parties. Indemnifying Parties shall have thirty days following receipt of such notice to remedy the inaccuracy, breach, misrepresentation or other matter on which the Indemnifiable Claim is based.

10.5   Offset. The Buyer shall have the right to offset any amounts for which it is entitled to indemnification under this Section 10 against any amounts payable by Buyer pursuant to this Agreement or the promissory note or any schedule or exhibit hereto.

SECTION 11

POST-CLOSING COVENANTS

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11.1Non-Compete; Non-Solicitation of Employees. As of the Closing Date and for a period of five (5) years thereafter, Seller will not, for themselves or on behalf of another Person or entity (i) directly or indirectly, engage in, or acquire, establish or own any financial, beneficial or other interest in an entity engaged in, the business of providing physical rehabilitation services in the state of Mississippi; or (ii) directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Buyer to terminate their employment with Buyer; provided, however, that the foregoing restrictions shall not prohibit Sellers or Parent from owning less than five percent (5%) of any class of securities of any corporation whose voting securities are listed on any national securities exchange.
11.2   Employees.

(a)   Effective as of the Closing, Buyer shall offer employment on terms and conditions consistent with the terms and conditions of such employment by Seller on an “at will” basis only, to the Employees who are both (i) employed by the Seller in the Clinics on the Effective Date and continue to be employed by Seller through the Closing Date, and (ii) designated by Buyer to Seller not later than ten (10) days prior to the Closing Date (such employees to whom such offers are made being “Permanent Employees”). Seller shall use its reasonable efforts to encourage and induce such persons to become employees of Buyer and will not act in any derogatory manner towards or with respect to Buyer or take any action to prevent any such employee from being employed by Buyer from and after the Closing Date. Such Permanent Employees who accept employment with Buyer shall be referred to herein as the “Designated Employees.” Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be obligated to employ any person for any particular period or on any particular terms or conditions of employment. Nothing in this Section 11.2 shall be construed to confer any rights or remedies on any employee of Seller (whether Designated Employees or not).

(b)   Seller shall be solely responsible for any and all claims and obligations, if any, for wages, commissions, salary, insurance, wage continuation, severance pay, termination pay and other benefits (including accrued and unearned vacation, holiday, sick pay and other benefits, if any) arising or accruing or claimed to arise or accrue with respect to any employee of Seller for any period on or prior to the Closing Date, or out of termination of employment of any employee of Seller on or prior to the Closing Date, or the failure of Buyer to retain any employee of Seller after the Closing Date, or the effect of the transactions contemplated by this Agreement on the employment status of any employee of Seller, including without limitation, Designated Employees. Without limiting the foregoing, Buyer shall have no responsibility for any compensation, employee benefits or severance pay for any employee of any of the Seller who is offered employment by Buyer and fails to accept such offer or who fails to commence employment with Buyer on or after the Closing Date. Seller shall pay all withholding Tax and similar obligations in each case with respect to all employees of Seller for all periods ending on or prior to the Closing Date.

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(c)   Seller shall remain liable and responsible for all obligations to all past or present employees of Seller (or any predecessors thereto) who may be currently receiving or entitled to receive, or who from and after the date hereof shall be entitled to receive, and shall continue to provide to such employees, health care related benefits under COBRA, or any of the rules or regulations thereunder, in connection with or by reason of any termination of employment with Seller (or any predecessor thereto), regardless of whether Seller is entitled under law to terminate such coverage.

11.3   Federal Income Taxes. It is understood and agreed that all income, deductions, credits, and other Tax items that, under standard tax reporting principles, are attributable to the operations of the Clinics through the Closing Date, shall be included in the federal and state income Tax Returns that Seller shall file. The same principle shall be followed in regard to any other federal taxes and any state Taxes (including without limitation income and corporate franchise Taxes). Seller covenants and agrees that it will be responsible for the payment of all Taxes and the filing of all returns and reports which are required as a result of the operations of the Clinics through the Closing Date.

11.4   Transaction Taxes. In the event any non-customary, unexpected Taxes arise as a result of the transactions contemplated by this Agreement, they will be the responsibility of Seller.

11.5   Workers Compensation. Seller will assure that its accounts with the Worker's Compensation Commissioner of the State of Mississippi have been audited and that all amounts owed by Seller with respect thereto have been paid in full. Seller agrees that it will pay such amounts that it owes with respect to such accounts so as to prevent any Liens as provided under applicable Law from attaching to any of the Acquired Assets after the Closing Date. Seller shall keep and maintain its present status in good standing with the Worker's Compensation Commissioner of the State of Mississippi as it relates to liabilities retained by Seller herein, or assure the payment of such liabilities in any other manner provided by law which gives Buyer at least equal assurance of such payment.

11.6   Further Assurances. Sellers shall execute, acknowledge and deliver, at or at any time after the Closing, at no expense to Buyer, all such assignments, transfers, consents, instruments and other documents as Buyer may reasonably request to vest in Buyer, and to protect and assure Buyer's right, title and interest in, and enjoyment of, the Acquired Assets.

SECTION 12

REMEDIES

12.1   Specific Performance. Seller agrees to the remedy of specific performance in addition to all other remedies provided by law.

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12.2   Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.3   Termination. Either Party may on the Closing Date terminate this Agreement if (i) any condition precedent to such Party's performance shall not have been satisfied as of the Closing Date, (ii) in Buyer's sole discretion, the results of its due diligence investigation are unacceptable to Buyer, or (iii) the closing fails to occur on or before May ____, 2004 through no fault of the terminating Party, unless a later date is mutually agreed to by Seller and Buyer in writing. If the termination of this Agreement by Buyer is based on the fact that there has been a material misrepresentation or breach of warranty or covenant of the Seller set forth herein, Buyer shall be entitled to any remedies available at law or in equity.

12.4   Termination Notice. If either Buyer on the one hand, or Seller on the other hand, in addition to any other remedy available to it, terminate this Agreement pursuant to 12.3 above on the Closing Date, it shall give notice of termination ("Termination Notice") of this Agreement. The Termination Notice shall specify with particularly the default or defaults on which the termination is based. The Termination Notice shall be effective when given.

12.5   Remedies Cumulative. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by Law.

SECTION 13

MISCELLANEOUS

13.1   Modification of Agreement. This Agreement may be amended or modified only in writing signed by all of the Parties.

13.2   Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

To Seller:

   Mr. Frank Wiley               Mr. Michael Yant
Infinity Group 514               Infinity Group 514
514 B Woodrow Wilson            514 B Woodrow Wilson
Jackson, Mississippi 39216           Jackson, Mississippi 39216

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To Buyer:

Taurus Entertainment Companies, Inc.
PT Centers, Inc.
C/o: Taurus Entertainment Companies, Inc.
19901 Southwest Freeway, Suite 205
Sugarland, Texas 77479
Attention: President
   Facsimile No.: (281) 207-5486

13.3   Severability. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

13.4   Entire Agreement. This Agreement sets forth the entire agreement among the Parties with respect to the subject matter hereof.

13.5   Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege of the exercise of any other right, power or privilege.

13.6   Governing Law. This Agreement will be governed by and construed under the Laws of the State of Texas without regard to conflicts of Laws principles.

13.7   Headings. Headings in this Agreement are for the convenience only and shall not affect the interpretation of this Agreement.

13.8   Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

13.9   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

13.10   Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and as signs, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over against any Party to this Agreement.

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13.11   Public Notices. Prior to the Closing, no public notices of this Agreement, save and except any required by applicable Laws, shall be made by Buyer, Sellers or Parent. All public notices prior to closing must be mutually agreed upon by Buyer, Sellers and Parent.

13.12   Expenses. Each Party hereto shall be solely responsible for all expenses, fees or costs incurred by it in connection with this Agreement and the transactions contemplated thereby.

13.13   Assignment. This Agreement and the rights of the Parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the Parties hereto, the successors and assigns of each Party. Notwithstanding the foregoing, this Agreement and the rights of Buyer hereunder may be assigned by Buyer to a corporation of which Buyer is a shareholder, to a partnership of which Buyer is a partner, or may be partially assigned to one or more joint purchasers affiliated with Buyer, and this Agreement and the rights hereunder shall be binding upon and shall inure to the benefit of Buyer, and the successors, assigns, heirs, estate and legal representatives of Buyer.

13.14   Choice of Forum and Jurisdiction. Any suit, action or proceeding against any Party with respect to this Agreement, or any judgment entered by any court in respect thereof may be brought in the Courts of the State of Texas, County of Harris or in the United States courts located in the State of Texas and the Parties hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the Courts located in the State of Texas, County of Harris, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Remainder of page left blank intentionally]

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EXECUTED in multiple counterparts as of the date first written above.

Taurus Entertainment Companies, Inc.
PT Centers Inc.
("Buyer"

By:Taurus Entertainment Companies, Inc
its Sole Member

By: /s/ Alfred Oglesby
Alfred Oglesby
Chairman

Infinity Group 514
("Seller")

By: /s/ Frank Wiley
Frank Wiley
Executive Director

By: /s/ Michael Yant
Michael Yant
Executive Director

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GUARANTY

For and in consideration of the Buyer’s purchase of assets pursuant to that certain Asset Purchase Agreement (the “Agreement”), effective as of May __, 2004, by and among PT Centers Inc., a Texas corporation ("Buyer") and Infinity Group 514, ______, a _____________ ("Seller"), and acknowledging that Buyer would not enter into the Agreement without the benefit of this guaranty, Frank Wiley ("Wiley") hereby agrees to the following:

Wiley hereby guarantees to Buyer the full and prompt performance and payment by Seller of all of their obligations to Buyer under the Agreement and any other agreement, instrument or document executed in connection with the Agreement (collectively, the "Transaction Agreements"), including without limitation, all indemnification and noncompetition obligations. If Seller does not perform its obligations in strict accordance with the Transaction Agreements, Wiley shall immediately pay all amounts due thereunder and otherwise proceed to complete the Transaction Agreements and satisfy all of Seller's obligations under such Transaction Agreements. Wiley waives (i) any right to require Buyer to proceed against Seller or exhaust any remedies against Seller, (ii) any defense arising by reason of any disability or other defense of Seller or by reason of any cessation from any cause whatsoever of the liability of Seller, (iii) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Seller. If Seller becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Seller, Wiley agrees that its liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. Wiley represents and warrants to Buyer that (i) the representations made by Seller in the Transaction Agreements are true and correct as of the date made and as of the Closing Date of the Transaction Agreements and (ii) this guaranty constitutes a valid and binding obligation, enforceable against Wiley in accordance with its terms. This guaranty shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the undersigned Wiley has executed this Guaranty as of May___, 2004.

/s/ Frank Wiley
Frank Wiley

/s/ Michael Yant

Michael Yant

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GLOSSARY

Accounts Receivable has the meaning as defined in Section 2.1(a) of this Agreement.

Acquired Assets has the meaning as defined in Section 2.1 of this Agreement.

Acquired Contracts has the meaning as defined in Section 2.1(b) of this Agreement.

Acquired Receivables has the meaning as defined in Section 2.1(a) of this Agreement.

Affiliate shall mean any Person which is an "affiliate" within the meaning of the Regulations promulgated under the Securities Act of 1933, as such Regulations and Act are amended and in effect on the date in question.

Assumed Liabilities has the meaning as defined in Section 2.3 of this Agreement.

Cash Equivalents shall mean liquid investments with maturities of 3 months or less.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980; as amended, 42 U.S.C. Sec 9601, et seq.

Clinics has the meaning as defined in the preamble to this Agreement.

Closing has the meaning as defined in Section 9.1 of this Agreement.

Closing Date has the meaning as defined in Section 9.1 of this Agreement.

Code means the Internal Revenue Code of 1986, as amended.

Designated Employees has the meaning as defined in Section 11.2(a) of this Agreement.

Effective Date shall mean 12:00 Midnight, Central Time, May ___, 2004.

Employee or Employees has the meaning as defined in Section 3.10 of this Agreement.

Environmental Laws shall mean any applicable federal, state, local, or foreign laws, rules, or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters.

Equipment shall mean office, warehouse and other equipment, machinery, vehicles, fixtures, office materials and supplies, spare parts and other tangible personal property of every kind and description.

ERISA shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor Law.

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Financial Statements shall mean each of the following statements of Seller: (i) the unaudited balance sheet of Seller as of December 31, 2003 and the related consolidated statements of income and stockholders’ equity for the period then ended; and (ii) the audited balance sheet of Sellers for the years ended December 31, 2001, 2002, and 2003 and the related consolidated statements of income and stockholders’ equity for the years then ended.

GAAP shall mean Generally Accepted Accounting Principles, applied on a consistent basis, (a) as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or statements of the Financial Accounting Standards Boards which are applicable in the circumstances as of the date in question, and (b) which were not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or which otherwise arise by custom for the particular industry; and the requisite that such principles be applied on a consistent basis means that the accounting principles in a current period are comparable in all material respects to those applied in a preceding period. All accounting and financial terms used in this Agreement and the compliance with each covenant contained in this Agreement relates to financial matters to be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in this Agreement.

Hazardous Materials shall mean (i) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (ii) any chemicals, materials, wastes or substances which are defined, regulated, determined or identified as toxic or hazardous in any Environmental Laws, including but not limited to substances defined as "hazardous substances," "hazardous materials," or "hazardous waste" in CERCLA; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et. seq.; or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes.

Indemnifiable Claim has the meaning as defined in Section 10.3 of this Agreement.

Indemnified Party has the meaning as defined in Section 10.3 of this Agreement.

Indemnifying Party has the meaning as defined in Section 10.3 of this Agreement.

Insolvent shall mean, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, which includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

Knowledge of a fact or other matter shall mean (i) with respect to an individual, that such individual is actually aware of such fact or other matter or by virtue of his or her position or duties should have known of such fact or other matter, and (ii) with respect to a Person (other than an individual), that a director, officer, partner, executor or trustee of such Person has, or at any time had, Knowledge of such fact or other matter.

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Law or Laws shall mean applicable state and federal law and rules and regulations promulgated thereunder.

Lien or Liens shall mean any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting or voting trust agreement, interest, option, right of first offer, negotiation or refusal, preemptive right, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Acquired Contracts.

Material Adverse Effect shall mean (i) any change, development or effect (individually or in the aggregate) in the general affairs, management, business, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) which would be material and adverse to the Company, taken as a whole, after giving effect to the transactions which are the subject of this Agreement, or (ii) any fact or development that would (individually or in the aggregate) after giving effect to the transactions which are the subject of this Agreement, impair the Seller's ability to perform on a timely basis any material obligations it has under this Agreement. Loss or damage shall not be considered to be material and adverse to the Seller unless the aggregate total of all losses or damages exceeds $500. Material Adverse Effect shall include, but not be limited to, any loss of any necessary governmental qualifications, licenses or approvals or other events that would effect the ability of the Clinics to continue to operate as a Medicare provider.

Material Contract has the meaning as defined in Section 5.14 of this Agreement.

Non-Assumed Liabilities has the meaning as defined in Section 2.4 of this Agreement.

Ordinary Course of Business shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

Party or Parties has the meaning as defined in the preamble of this Agreement.

Permanent Employees has the meaning as defined in Section 11.2(a) of this Agreement.

Person shall mean an individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or governmental body.

Premises shall mean all current and former premises, job sites or locations where work of a Person is or has been conducted regularly in the past.

Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or other instrumentality.

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Taxes shall mean all federal, state, local, foreign and other taxes, levies, fees, imports, duties and similar governmental charges (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on or with respect to, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gain taxes and custom duties.

Tax Return shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

Threatened shall mean a claim, proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (verbally or in writing) or any notice has been given (verbally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Promissory Note
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Bill of Sale

Schedules

Schedule 2.1(a)	-	Acquired Receivables
Schedule 2.1(b)	-	Acquired Contracts
Schedule 2.1(c)	-	Equipment
Schedule 5.4	-	Financial Statements
Schedule 5.8	-	Leases
Schedule 5.13	-	Insurance Policies
Schedule 5.14	-	Material Contracts

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